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                                                                     EXHIBIT 3.2



                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               MAXTOR CORPORATION

        Maxtor Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies that:

        1. The name of the corporation is Maxtor Corporation. The corporation's original certificate of incorporation was filed with the Secretary of State of the State of Delaware on July 24, 1986.

        2. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation and has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware ("DGCL").

        3. The text of the Certificate of Incorporation of this corporation is hereby restated and further amended to read in its entirety as follows:

        FIRST: The name of the corporation is Maxtor Corporation (hereinafter sometimes referred to as the "Corporation").

        SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent at that address is The Corporation Trust Company.

        THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

        FOURTH:

        A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is three hundred forty-five million (345,000,000), consisting of:

               (1) ninety-five million (95,000,000) shares of Preferred Stock, par value one cent ($.01) per share (the "Preferred Stock");" and

               (2) two hundred fifty million (250,000,000) shares of common stock, par value one cent ($.01) per share.

The shares of Preferred Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series. Upon the filing of this Amended and Restated Certificate of Incorporation, each two outstanding shares of the Corporation's Common Stock shall be converted into and reconstituted as one (1) share of Common Stock.

        B. The Preferred Stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of Preferred Stock,



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and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. The first series of Preferred Stock shall be comprised of ninety-five million (95,000,000) shares and shall be designated and known as "Series A Preferred Stock." The relative rights, preferences, restrictions and other matters relating to such Series A Preferred Stock are as follows:

               (1) Dividends. (i) The holders of shares of Series A Preferred Stock shall be entitled, when and as declared by the Board of Directors, to dividends out of funds legally available therefor at a rate of $0.40 per share, per annum (as adjusted to reflect stock splits, stock dividends, recapitalizations and the like), prior to the declaration, setting aside or payment of any dividend to the holders of the corporation's Common Stock. No dividend shall be declared or set apart for payment with respect to the Common Stock in any year, unless there shall have been declared and paid (or set apart for payment) the full preferential dividend set forth above with respect to the Series A Preferred Stock during such year. Dividends shall not be cumulative and no undeclared or unpaid dividend shall bear interest.

               (2)    Preference on Liquidation.

                      (i) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the assets and funds of the Corporation available for distribution to shareholders shall be distributed as follows:

                             (a)    First, the holders of Series A Preferred
Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets and funds of the Corporation to the holders of Common Stock, by reason of their ownership thereof an amount per share equal to $6.70 for each outstanding share of Series A Preferred Stock, subject to adjustment for stock splits, stock dividends, recapitalizations and the like, plus any declared but unpaid dividends on such share.

                                    If upon the occurrence of any liquidation,
dissolution or winding up of the Corporation the assets and funds available for distribution among the holders of the Series A Preferred Stock pursuant to this subsection (a) shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the aggregate liquidation preference to which such holders would be entitled under this subsection (a) if the full aforesaid preferential amount were available for distribution.

                             (b)    After payment has been made to the holders
of the Preferred Stock of the full preferential amounts to which they shall be entitled, if any, as described in subsection (i) above, the holders of the Common Stock and Preferred Stock shall be entitled to share ratably in all remaining assets to be distributed, based upon the number of shares of Common Stock then held, with each share of Preferred Stock treated as the number of shares of Common Stock into which such share of Preferred Stock is then convertible.

                      (ii) The merger or consolidation of the Corporation into or with another corporation in which the shareholders of the Corporation shall own less than 50% of the voting securities of the surviving corporation or the sale, transfer or other disposition (but not including a transfer or



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disposition by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms are used in this Paragraph 2.

                      (iii) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Corporation shall, within ten (10) days after the date the Board of Directors approves such action, or twenty (20) days prior to any shareholders' meeting called to approve such action, or twenty (20) days after the commencement of any involuntary proceeding, whichever is earlier, give each holder of shares of Series A Preferred Stock initial written notice of the proposed action. Such initial written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of shares of Series A Preferred Stock upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of shares of Series A Preferred Stock of such material change.

                      (iv) The Corporation shall not consummate any voluntary or involuntary liquidation, dissolution or winding up of the Corporation before the expiration of thirty (30) days after the mailing of the initial notice or ten (10) days after the mailing of any subsequent written notice, whichever is later; provided that any such 30-day or 10-day period may be shortened upon the written consent of the holders of all of the outstanding shares of Series A Preferred Stock, each series consenting as a class.

                      (v) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation which will involve the distribution of assets other than cash, the Corporation shall promptly engage competent independent appraisers to determine the value of the assets to be distributed to the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock (it being understood that with respect to the valuation of securities, the Corporation shall engage such appraiser as shall be approved by the holders of a majority of shares of the Corporation's outstanding Series A Preferred Stock voting together as a single class). The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Series A Preferred Stock of the appraiser's valuation.

               (3) Voting Rights. Except as otherwise required by law, each holder of shares of Series A Preferred Stock shall be entitled to the number of votes for the Series A Preferred Stock held by him as shall be equal to the whole number of shares of Common Stock into which all of such shares of Series A Preferred Stock could be converted immediately after the close of business on the record date for the vote or consent of shareholders and shall have voting rights and powers equal to the voting rights and powers of the Common Stock. The holder of each share of Series A Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation and shall vote with holders of the Common Stock upon any matter submitted to a vote of shareholders, except those matters required by law to be submitted to a class vote.

               (4) Conversion Rights. The holders of Series A Preferred Stock shall have conversion rights as follows:

                      (i) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time at the principal office of the Corporation or any transfer agent for such shares, into fully paid and nonassessable shares of Common Stock of the Corporation. The



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number of shares of Common Stock into which each share of Series A Preferred
Stock may be converted shall be determined by dividing $6.70 by the appropriate Conversion Price for the Series A Preferred Stock determined as hereinafter provided in effect at the time of the conversion. The Conversion Price per share at which shares of Common Stock shall be initially issuable upon conversion of any shares of Series A Preferred Stock shall be $6.70 for the Series A Preferred Stock subject to adjustment as provided herein.

                      (ii) Each share of Series A Preferred Stock shall be converted into Common Stock automatically in the manner provided herein upon the earlier to occur of (i) the time the consent of at least a majority of the outstanding Series A Preferred Stock to such conversion is obtained, or (ii) the closing of the sale of the Corporation's securities pursuant to a firm commitment, underwritten public offering.

                      (iii) Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed in blank or accompanied by proper instruments of transfer, at the principal office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state in writing therein the name or names in which such holder wishes the certificate or certificates for Common Stock to be issued. As soon as practicable thereafter, the Corporation shall issue and deliver at such office to such holder's nominee or nominees, certificates for the number of whole shares of Common Stock to which such holder shall be entitled. No fractional shares of Common Stock shall be issued by the Corporation and all such fractional shares shall be disregarded. In lieu thereof, the Corporation shall pay in cash the fair market value of such fractional shares as determined by the Board of Directors of the Corporation. Such conversion shall be deemed to have been made as of the date of such surrender of the Preferred Stock to be converted, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on said date.

                      (iv) In case the Corporation shall at any time (A) subdivide the outstanding Common Stock, or (B) issue a stock dividend on its outstanding Common Stock, the number of shares of Common Stock issuable upon conversion of the Preferred Stock immediately prior to such subdivision or the issuance of such stock dividend shall be proportionately increased by the same ratio as the subdivision or dividend (with appropriate adjustments in the Conversion Price of each series of Preferred Stock). In case the Corporation shall at any time combine its outstanding Common Stock, the number of shares of Common Stock issuable upon conversion of the Preferred Stock immediately prior to such combination shall be proportionately decreased by the same ratio as the combination (with appropriate adjustments in the Conversion Price of each series of the Preferred Stock). All such adjustments described herein shall be effective at the close of business on the date of such subdivision, stock dividend or combination, as the case may be.

                      (v) In case of any capital reorganization (other than in connection with a merger or other reorganization in which the Corporation is not the continuing or surviving entity) or any reclassification of the Common Stock of the Corporation, the Preferred Stock shall thereafter be convertible into that number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of the shares of Preferred Stock immediately prior to such reorganization or recapitalization would have been entitled upon such reorganization or reclassification. In any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to



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the rights and interests thereafter of the holders of Preferred Stock, such that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any share of stock or other property thereafter deliverable upon the conversion.

                      (vi) Upon the conversion of the Series A Preferred Stock, the shares may not be reissued as shares of Series A Preferred, but shall be restored to the status of authorized but unissued shares of Preferred Stock.

        FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

        A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

        B. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

        C. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

        D. Special meetings of stockholders of the Corporation may be called only by the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer.

        SIXTH:

        A. The number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption). The directors shall be divided into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire at the 1994 annual meeting of stockholders, the term of office of the second class to expire at the 1995 annual meeting of stockholders and the term of office of the third class to expire at the 1996 annual meeting of stockholders, provided that the term of office of directors in office on the date of filing of this Amended and Restated Certificate of Incorporation is unaffected by the filing of this Amended and Restated Certificate of Incorporation. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. All directors shall hold office until the expiration of the term for which elected, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

        B. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation or other cause (including removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum, or by sole remaining director, and directors so chosen shall hold office



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for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

        C. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

        SEVENTH: The Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the Corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of Bylaws of the Corporation by the stockholders shall require, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

        EIGHTH: A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

        If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

        Any repeal or modification of the foregoing provisions of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

        NINTH: The Corporation reserves the right to amend or repeal any provision contained in this Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Restated Certificate of Incorporation, the affirmative vote of the holders of at least 66-2/3% of the then outstanding shares of the Capital Stock of the Corporation entitled to vote generally in the election or directors, voting together as a single class, shall be required to amend or appeal this Article NINTH, Article FIFTH, Article SIXTH, Article SEVENTH, or Article EIGHTH.

        TENTH:

        (A)    In anticipation that:



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               (1)    the Corporation will cease to be a majority-owned
subsidiary of Hyundai Electronics America ("HEA") but that HEA will remain, for some period of time, a stockholder of the Corporation and along with certain other Hyundai Affiliates (as defined in Article ELEVENTH) have continued contractual, corporate and business relations with the Corporation;

               (2) the Corporation, on the one hand, and any Hyundai Affiliates or their customers or suppliers, on the other hand, may enter into contracts or otherwise transact business with each other and that the Corporation may derive benefits therefrom; and

               (3) the Corporation may from time to time enter into contractual, corporate or business relations with one or more of its directors, or one or more corporations, partnerships, associations or other organizations in which one or more of its directors have a financial interest (collectively, "Related Entities");

the provisions of this Article TENTH are set forth to regulate and guide certain contractual relations and other business relations of the Corporation as they may involve certain Hyundai Affiliates, Related Entities and their respective officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

        (B) The provisions of this Article TENTH are in addition to, and not in limitation of, the provisions of the DGCL and the other provisions of this Amended and Restated Certificate of Incorporation. Any contract or business relation which does not comply with procedures set forth in this Article TENTH shall not by reason thereof be deemed void or voidable or result in any breach of any fiduciary duty to, or duty of loyalty to, or failure to act in good faith or in the best interests of, the Corporation, or the derivation of any improper personal benefit, but shall be governed by the remaining provisions of this Amended and Restated Certificate of Incorporation, the Bylaws, the DGCL and other applicable law.

        (C) No contract, agreement, arrangement or transaction between the Corporation and any Hyundai Affiliate or any Related Entity or between the Corporation and one or more of the directors or officers of the Corporation, any Hyundai Affiliate or any Related Entity, or any amendment, modification or termination thereof, shall be void or voidable solely for the reason that any Hyundai Affiliate, any Related Entity or any one or more of the officers or directors of the Corporation, any Hyundai Affiliate or any Related Entity are parties thereto, or solely because any such directors or officers are present at or participate in the meeting of the Board of Directors or committee thereof which authorizes such contract, agreement, arrangement, transaction, amendment, modification or termination (each, a "Transaction") or solely because his or their votes are counted for such purpose, and any Hyundai Affiliate, any Related Entity and such directors and officers (i) shall have fully satisfied and fulfilled any fiduciary duties they may have to the Corporation and its stockholders with respect thereto, (ii) shall not be liable to the Corporation or its stockholders for any breach of any fiduciary duty they may have by reason of the entering into, performance or consummation of any such Transaction, (iii) shall be deemed to have acted in good faith and in a manner such Persons reasonably believed to be in or not opposed to the best interests of the Corporation, to the extent such standard is applicable to such Persons' conduct, and (iv) shall be deemed not to have breached any duties of loyalty to the Corporation or its stockholders they may have and not to have derived an improper personal benefit therefrom, if:

               (w) the material facts as to the Transaction are disclosed or are known to the Board of Directors or the committee thereof that authorizes the Transaction and the Board of Directors or such committee in good faith authorizes or approves the Transaction by the affirmative vote of a majority of



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the Disinterested Directors (as defined in Article ELEVENTH) on the Board of
Directors or such committee (even though the Disinterested Directors be less than a quorum);

               (x) the material facts as to the Transaction are disclosed or are known to the holders of voting stock entitled to vote thereon, and the Transaction is specifically approved in good faith by vote of the holders of a majority of the then outstanding voting stock not owned by any Hyundai Affiliate or such Related Entity, voting together as a single class, as the case may be; or

               (y) such Transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders of the Corporation.

In addition, each Transaction authorized, approved or effected, as described in
(w) or (x) above, shall be deemed to be entirely fair to the Corporation and its stockholders; provided, however, that if such authorization or approval is not obtained, or such Transaction is not so effected, no presumption shall arise that such Transaction is not fair to the Corporation and its stockholders.

        (D) Directors of the Corporation who are also directors or officers of any Hyundai Affiliate or any Related Entity may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes or approves any such Transaction and may vote at such meeting in accordance with the provisions of paragraph (C) of this Article TENTH. Equity securities with voting rights which are owned by any Hyundai Affiliate and any Related Entities may be counted in determining the presence of a quorum at a meeting of stockholders that authorizes or approves any such Transaction and may be voted at such meeting in accordance with the provisions of paragraph (C) of this Article TENTH.

        (E) No Hyundai Affiliate shall be liable to the Corporation or its stockholders for breach of any fiduciary duty it may have by reason of the fact that any Hyundai Affiliate takes any action or exercises any rights or gives or withholds any consent in connection with any Transaction between any Hyundai Affiliate and the Corporation. No vote cast or other action taken by any Person (as defined in Article ELEVENTH) who is an officer, director or other representative of any Hyundai Affiliate, which vote is cast or action is taken by such Person in his capacity as a director of the Corporation, shall constitute an action of, or the exercise of a right by, or a consent of, any Hyundai Affiliate for the purpose of any such Transaction.

        (F) For purposes of this Article TENTH, any Transaction with any corporation, partnership, joint venture, association or other entity in which the Corporation Beneficially Owns (as defined in Article ELEVENTH), directly or indirectly, fifty percent (50%) or more of the outstanding voting stock, voting power or similar voting interests, or with any officer or director thereof, shall be deemed to be a Transaction with the Corporation.

        (G) Notwithstanding anything in this Amended and Restated Certificate of Incorporation to the contrary, and in addition to any vote of the Board of Directors required by applicable law or this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of more than sixty-six and two-thirds percent (66 2/3%) of the voting power of the Corporation's equity then outstanding, voting together as a single class, shall be required to alter, amend or repeal in a manner adverse to the interests of any Hyundai Affiliate or adopt any provision adverse to the interests of any Hyundai Affiliate and inconsistent with, any provision of this Article TENTH. Neither the alteration, amendment or repeal of this Article TENTH nor the adoption of any provision inconsistent with this



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Article TENTH shall eliminate or reduce the effect of this Article TENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article TENTH, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

        (H) Any Person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article TENTH.

        ELEVENTH:

        (A)    In anticipation that:

               (1) the Corporation will cease to be a majority-owned subsidiary of HEA but that HEA will remain, for some period of time, a stockholder of the Corporation;

               (2) the Corporation and certain Hyundai Affiliates may engage in the same or similar activities or lines of business and may have an interest in the same or similar areas of corporate opportunities;

               (3) there will be benefits to be derived by the Corporation through its continued contractual, corporate and business relations with the Hyundai Affiliates (including without limitation service of officers of certain Hyundai Affiliates as directors of the Corporation);

               (4) there will be benefits in providing guidelines for directors and officers of the Hyundai Affiliates and of the Corporation with respect to the allocation of corporate opportunities and other matters;

the provisions of this Article ELEVENTH are set forth to regulate, define and guide the conduct of certain affairs of the Corporation as they may involve the Hyundai Affiliates and their officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

        (B) Except as HEA may otherwise agree in writing, HEA shall have the right to, and shall have no duty not to, (i) engage in the same or similar business activities or lines of business as the Corporation, (ii) do business with any potential or actual customer or supplier of the Corporation, or (iii) employ or otherwise engage any officer or employee of the Corporation. Neither HEA nor any officer or director thereof (except as provided in paragraph (C) of this Article ELEVENTH) shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of such activities (set forth in the preceding sentence) of HEA or the participation therein of such Person. In the event that HEA acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both HEA and the Corporation, HEA shall have no duty to communicate or present such opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that HEA pursues or acquires such corporate opportunity for itself, directs such opportunity to another Person, or does not present such corporate opportunity to the Corporation.

        (C) If a director or officer of the Corporation who is also a director or officer of a Hyundai Affiliate acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation and any Hyundai Affiliate such director or officer of the Corporation (i) shall have fully satisfied and fulfilled the fiduciary duties of such director or officer to the Corporation and its



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stockholders with respect to such corporate opportunity, (ii) shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of the fact that any Hyundai Affiliate pursues or acquires such corporate opportunity for itself or directs such corporate opportunity to another Person (including, without limitation, another Hyundai Affiliate) or does not communicate information regarding such corporate opportunity to the Corporation, (iii) shall be deemed to have acted in good faith and in a manner such Person reasonably believes to be in or not opposed to the best interests of the Corporation, and (iv) shall be deemed not to have breached his or her duty of loyalty to the Corporation or its stockholders and not to have derived an improper benefit therefrom, if such director or officer acts in a manner consistent with the following policy:

               (x) a corporate opportunity offered to any Person who is a director but not an officer of the Corporation and who is also an officer (whether or not a director) of any Hyundai Affiliate shall belong to such Hyundai Affiliate, unless such opportunity is expressly offered, in writing, to such Person primarily in his or her capacity as a director of the Corporation, in which case such opportunity shall belong to the Corporation;

               (y) a corporate opportunity offered to any Person who is an officer (whether or not a director) of the Corporation and who is also a director but not an officer of any Hyundai Affiliate shall belong to the Corporation, unless such opportunity is expressly offered, in writing, to such Person primarily in his or her capacity as a director of a Hyundai Affiliate, in which case such opportunity shall belong to such Hyundai Affiliate; and

               (z) a corporate opportunity offered to any other Person who is either (i) an officer of both the Corporation and a Hyundai Affiliate or (ii) a director of both the Corporation and a Hyundai Affiliate and not an officer of either entity, shall belong to such Hyundai Affiliate or to the Corporation, as the case may be, if such opportunity is expressly offered, in writing, to such Person primarily in his or her capacity as an officer or director of the Corporation or of such Hyundai Affiliate, respectively; otherwise, such opportunity shall belong to the Corporation.

        (C) Any corporate opportunity that belongs to a Hyundai Affiliate or to the Corporation pursuant to the foregoing policy shall not be pursued by the other, or directed by the other to another Person, unless and until the Hyundai Affiliate or the Corporation, as the case may be, determines not to pursue the opportunity. Notwithstanding the preceding sentence, if the party to whom the corporate opportunity belongs does not within a reasonable period of time begin to pursue, or thereafter continue to pursue, such opportunity diligently and in good faith, the other party may then pursue such opportunity or direct it to another Person.

        (D) For purposes of this Amended and Restated Certificate of Incorporation, "Hyundai Affiliates" shall mean Hyundai Electronics America, a California corporation ("HEA"), Hyundai Electronics Industries Co., Ltd. ("HEI"), all successors to HEA or HEI by way of merger, consolidation or sale of all or substantially all its assets, and all corporations, partnerships, joint ventures, associations and other entities that directly or indirectly, through one or more intermediaries, are controlled by HEA or HEI, other than the Corporation and all corporations, partnerships, joint ventures, associations and other entities directly or indirectly controlled by the Corporation. The term "control," as used in the immediately preceding sentence, shall mean with respect to a corporation or limited liability company the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company, and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.



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

        (E) For purposes of this Article ELEVENTH, "corporate opportunities" shall consist of business opportunities which (i) the Corporation is financially able to undertake, (ii) are, from their nature, in the line or lines of the Corporation's business and are of practical advantage to it, and (iii) are ones in which the Corporation has an interest or reasonable expectancy. In addition, "corporate opportunities" shall not include any transaction in which the Corporation or any Hyundai Affiliate is permitted to participate pursuant to (a) any agreement between the Corporation and any Hyundai Affiliate which was entered into prior to the closing of the sale of the Corporation's securities pursuant to a firm commitment underwritten public offering after the filing of this Amended and Restated Certificate of Incorporation as a result of which the Corporation's Series A Preferred Stock is converted into Common Stock pursuant to Article Fourth of this Amended and Restated Certificate of Incorporation or
(b) any subsequent agreement between the Corporation and any Hyundai Affiliate approved pursuant to Article TENTH hereof, it being acknowledged that the rights of the Corporation under any such agreement shall be deemed to be contractual rights and shall not be corporate opportunities of the Corporation for any purpose; provided, however, that no presumption or implication as to corporate opportunities relating to any transaction not explicitly covered by such an agreement shall arise from the existence or absence of any such agreement.

        (F) If any contract, agreement, arrangement or transaction between the Corporation and any Hyundai Affiliate involves a corporate opportunity and is approved in accordance with the procedures set forth in Article TENTH hereof, a Hyundai Affiliate and its officers and directors shall also, for the purposes of this Article ELEVENTH and the other provisions of this Amended and Restated Certificate of Incorporation, be deemed to have fully satisfied and fulfilled any fiduciary duties they may have to the Corporation and its stockholders. Any such contract, agreement, arrangement or transaction involving a corporate opportunity not so approved shall not by reason thereof result in any such breach of any fiduciary duty, but shall be governed by the other provisions of this Article ELEVENTH, this Amended and Restated Certificate of Incorporation, the Bylaws, the DGCL and other applicable law.

        (G) For purposes of this Article ELEVENTH, the "Corporation" shall mean the Corporation and all corporations, partnerships, joint ventures, associations and other entities in which the Corporation Beneficially Owns, directly or indirectly, thirty-three and one-third percent (33 1/3%) or more of the outstanding voting stock, voting power or similar voting interests. For purposes of this Article ELEVENTH and Article TENTH, (i) "Beneficial Owners," "Beneficially Own," "Beneficially Owned," "Beneficial Ownership," and words of similar import shall have the meaning ascribed to such terms in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, or any successor rule, (ii) "Person" shall mean any individual, firm, corporation or other entity; and (iii) "Disinterested Director" shall mean a director of the Corporation who is not and has never been an officer, employee or paid consultant of any Hyundai Affiliate or the Corporation.

        (H) For purposes of this Article ELEVENTH, a director of the Corporation who is Chairman of the Board of Directors of the Corporation or a committee thereof shall not be deemed to be an officer of the Corporation by reason of holding such position (regardless of whether such position is deemed an office of the Corporation under the Bylaws of the Corporation), unless such Person is a full-time employee of the Corporation.

        (I) Notwithstanding anything in this Amended and Restated Certificate of Incorporation to the contrary and in addition to any vote of the Board of Directors required by applicable law or this Certificate of Incorporation, the affirmative vote of the holders of more than sixty-six and two-thirds percent (66 2/3%) of the voting power of the Company's equity securities then outstanding, voting together as a single class, shall be required to alter, amend or repeal in a manner adverse to the interests



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

of the Hyundai Affiliates, or adopt any provision adverse to the interests of any Hyundai Affiliate and inconsistent with, any provision of this Article ELEVENTH. Neither the alteration, amendment or repeal of this Article ELEVENTH nor the adoption of any provision inconsistent with this Article ELEVENTH shall eliminate or reduce the effect of this Article ELEVENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article ELEVENTH, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

        (J) Any Person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article ELEVENTH.

        IN WITNESS WHEREOF, the corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer and attested to by its Secretary this ____ day of _________, 1998.



                                       ________________________________________
                                       Michael R. Cannon
                                       President and Chief Executive Officer


Attest:



______________________________
Glenn H. Stevens, Secretary









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